Exhibit 10.28
NOTICE OF RESTRICTED STOCK UNIT AWARD
OBALON THERAPEUTICS, INC. 2016 EQUITY INCENTIVE PLAN
Unless otherwise defined herein, the terms defined in the Obalon Therapeutics, Inc. (the “Company”) 2016 Equity Incentive Plan (the “Plan”) shall have the same meanings in this Notice of Restricted Stock Unit Award (the “Notice”) and the attached Award Agreement (Restricted Stock Unit Agreement (collectively, the “RSU Agreement”). You (“you”) have been granted an award of Restricted Stock Units (“RSUs”) under the Plan subject to the terms and conditions of the Plan, this Notice and the attached RSU Agreement.

Name:	[ ]
Address:	[ ]
Number of RSUs:	[ ]
Date of Grant:	[ ]
Vesting Schedule:	The RSUs will vest in full on January 2, 2020, subject to continued Service through such date.

You acknowledge that the vesting of the RSUs pursuant to this Notice is earned only by continuing Service. By accepting this award, you and the Company agree that this award is granted under and governed by the terms and conditions of the Plan, this Notice and the RSU Agreement. By accepting this award of RSUs, you consent to the electronic delivery and acceptance as further set forth in the RSU Agreement.

PARTICIPANT    OBALON THERAPEUTICS INC.
Signature:    By:
Print Name:    Its:

RESTRICTED STOCK UNIT AGREEMENT
OBALON THERAPEUTICS, INC.
2016 EQUITY INCENTIVE PLAN
You have been granted Restricted Stock Units (“RSUs”) by Obalon Therapeutics, Inc. (the “Company”) subject to the terms, restrictions and conditions of the Plan, the Notice of Restricted Stock Unit Award (the “Notice”) and this Restricted Stock Unit Agreement (collectively, this “RSU Agreement”).
1.Nature of Grant. In accepting this award of RSUs, you acknowledge, understand and agree that:
(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)    the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future awards of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;
(c)    all decisions with respect to future RSUs or other grants, if any, will be at the sole discretion of the Company;
(d)    you are voluntarily participating in the Plan;
(e)    the RSUs and the Shares subject to the RSUs, and the income and value of same, are not intended to replace any pension rights or compensation;
(f)    the RSUs and the Shares subject to the RSUs, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(g)    unless otherwise agreed with the Company, the RSUs and any Shares acquired under the Plan, and the income and value of same, are not granted as consideration for, or in connection with, any service you may provide as a director of the Company, or a Parent or Subsidiary of the Company;
(h)    the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(i)    no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from the termination of your Service (for any reason whatsoever whether or not later found to be invalid or in breach of labor laws in the jurisdiction where you are providing Service or the terms of your employment or service agreement, if any), and in consideration of the grant of the RSUs to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company, the Employer (as defined below), or any other Parent or Subsidiary of the Company, waive your ability, if any, to bring any such claim, and release the Company, the Employer and its Parent or Subsidiaries from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim; and
(j)    the following provisions apply only if you are providing Service outside the United States: (i) the RSUs and the Shares subject to the RSUs, and the income and value of same, are not part of normal or expected compensation or salary for any purpose; and (ii) neither the Company, the Employer nor any Parent or Subsidiary of the Company shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the RSUs or the subsequent sale of any Shares acquired upon settlement.
2.    Settlement. Subject to Section 22 hereof, the Shares subject to the RSUs will be delivered on the thirtieth (30th) day following the earliest to occur of: (i) January 2, 2022, (ii) the date of your “separation from service” from the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code (a “Separation from Service”) and (iii) the date of the occurrence of a “change of control event” (within the meaning of Section 409A (as defined below)) with respect to the Company (each, a “Distribution Event”). Notwithstanding anything to the contrary contained herein, the exact payment date of any RSUs shall be determined by the Company in its sole discretion (and you shall not have a right to designate the time of payment). If and to the extent that any outstanding RSUs remain unvested as of a Distribution Event (after taking into consideration any vesting which may occur in connection with the occurrence of such Distribution Event), then such RSUs will (to the extent not forfeited in connection with such distribution) be distributed to you as Restricted Stock (or a right to receive the cash equivalent thereof), and the vesting schedule that applied to such RSUs immediately prior to such distribution will continue to apply to such Restricted Stock (or cash equivalent right). Fractional Shares will not be issued.
3.    No Stockholder Rights. Unless and until such time as Shares are issued in settlement of vested RSUs, you shall have no ownership of the Shares allocated to the RSUs and shall have no right to dividends or to vote such Shares.
4.    Dividend Equivalents. Dividends, if any (whether in cash or Shares), shall not be credited to you.

5.    No Transfer. RSUs may not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of in any manner other than by will or by the laws of descent or distribution or court order or unless otherwise permitted by the Committee on a case-by-case basis.
6.    Termination. If your Service terminates for any reason, all unvested RSUs shall be forfeited to the Company forthwith, and all rights you have to such RSUs shall immediately terminate, without payment of any consideration to you. For purposes of this award of RSUs, your Service will be considered terminated as of the date you are no longer providing Service (regardless of the reason for such termination and whether or not later found to be invalid or in breach of labor laws in the jurisdiction where you are employed or the terms of your employment or service agreement, if any) and will not be extended by any notice period mandated under local employment laws (e.g., Service would not include a period of “garden leave” or similar period). In case of any dispute as to whether your termination of Service has occurred, the Committee shall have sole discretion to determine whether such termination has occurred (including whether you may still be considered to be providing Services while on a leave of absence) and the effective date of such termination.
7.    Tax Consequences. You acknowledge that there will be certain consequences with regard to income tax, national or social insurance contributions, payroll tax, fringe benefits tax, payment on account or other tax-related items (“Tax-Related Items”) upon settlement of the RSUs or disposition of the Shares, if any, received in connection therewith, and you should consult a tax adviser regarding your tax obligations prior to such settlement or disposition in the jurisdiction where you are subject to tax.
8.    Responsibility for Taxes. Regardless of any action the Company or, if different, your actual employer (the “Employer”) takes with respect to any or all Tax-Related Items withholding or required deductions, you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the award, including the grant, vesting or settlement of the RSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends; and (2) do not commit to structure the terms of the award or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. You acknowledge that if you are subject to Tax-Related Items in more than one jurisdiction, the Company and/or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to the settlement of your RSUs, you shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items withholding and payment on account obligations of the Company and/or the Employer, including to the extent that any Federal Insurance Contributions Act (“FICA”) tax withholding obligations arise in connection with your RSUs prior to settlement. In this regard, you authorize the Company and/or the Employer, and their respective agents, at their discretion, to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Company and/or the Employer. With the Company’s consent, these arrangements may also include, if permissible under local law, (a) withholding Shares that otherwise would be issued to you when your RSUs are settled, provided that the Company only withholds the amount of Shares necessary to satisfy the minimum statutory withholding amount, (b) having the Company withhold taxes from the proceeds of the sale of the Shares, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization), (c) payment by you of an amount equal to the Tax-Related Items directly by cash, cheque, wire transfer, bank draft or money order payable to the Company, or (d) any other arrangement approved by the Company; all under such rules as may be established by the Committee and in compliance with the Company’s Insider Trading Policy and 10b5-1 Trading Plan Policy, if applicable; provided, however, that if you are a Section 16 officer of the Company under the Exchange Act, then the Committee (as constituted in accordance with Rule 16b-3 under the Exchange Act) shall establish the method of withholding from alternatives (a)-(d) above, and the Committee shall establish the method prior to the taxable or withholding event. The Fair Market Value of these Shares, determined as of the effective date when taxes otherwise would have been withheld in cash, will be applied as a credit against the Tax-Related Items.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case you will receive a refund of any over-withheld amount in cash and will have no entitlement to the Shares equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.
You agree to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of your participation in the Plan or the vesting and settlement of the RSUs that cannot be satisfied by the means previously described. You acknowledge that the Company has no obligation to deliver Shares to you until you have satisfied the obligations in connection with the Tax-Related Items as described in this Section.
To the extent that any FICA tax withholding obligations arise in connection with the RSUs, the Company shall accelerate the payment of a number of RSUs sufficient to satisfy (but not in excess of) such tax withholding obligations and any tax withholding obligations associated with such accelerated payment, and the Company shall withhold such amounts in satisfaction of such withholding obligations.
9.    Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this RSU Agreement and any other RSU grant materials by and among, as applicable, the Company, the Employer and any other Parent or Subsidiaries, for the exclusive purpose of implementing, administering and managing your participation in the Plan.
You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all RSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.
You understand that Data will be transferred to the stock plan service provider as may be designated by the Company from time to time, which is assisting the Company with the implementation, administration and management of the Plan. You understand that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that if you reside outside the United States, you may request a list with the names and addresses of any potential recipients of Data by contacting your local human resources representative. You authorize the Company, the designated broker and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that if you reside outside the United States, you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service and career with the Employer will not be adversely affected. The only adverse consequence of refusing or withdrawing your consent is that the Company would not be able to grant you RSUs or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
10.    Acknowledgement. The Company and you agree that the RSUs are granted under and governed by the Notice, this RSU Agreement and the provisions of the Plan. You: (i) acknowledge receipt of a copy of the Plan prospectus, (ii) represent that you have carefully read and are familiar with the provisions in the grant documents, and (iii) hereby accept the RSUs subject to all of the terms and conditions set forth in this RSU Agreement and those set forth in the Notice. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan, the Notice and this RSU Agreement.

11.    Entire Agreement; Enforcement of Rights. This RSU Agreement, the Plan and the Notice constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the purchase of the Shares hereunder are superseded. No modification of or amendment to this RSU Agreement, nor any waiver of any rights under this RSU Agreement, shall be effective unless in writing and signed by the parties to this RSU Agreement. The failure by either party to enforce any rights under this RSU Agreement shall not be construed as a waiver of any rights of such party.
12.    Compliance with Laws and Regulations. The issuance of Shares will be subject to and conditioned upon compliance by the Company and you with all applicable state, federal and foreign laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Common Stock may be listed or quoted at the time of such issuance or transfer, which compliance the Company shall, in its absolute discretion, deem necessary or advisable. You understand that the Company is under no obligation to register or qualify the Common Stock with any state, federal or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, you agree that the Company shall have unilateral authority to amend the Plan and this RSU Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares. Finally, the Shares issued pursuant to this RSU Agreement shall be endorsed with appropriate legends, if any, determined by the Company.
13.    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
14.    Governing Law; Venue. This RSU Agreement, all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. For purposes of litigating any dispute that may arise directly or indirectly from the Plan, the Notice and this RSU Agreement, the parties hereby submit and consent to litigation in the exclusive jurisdiction of the State of California and agree that any such litigation shall be conducted only in the courts of California in San Diego County, California or the federal courts of the United States for the Southern District of California and no other courts.
15.    Severability. If one or more provisions of this RSU Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this RSU Agreement, (ii) the balance of this RSU Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this RSU Agreement shall be enforceable in accordance with its terms.
16.    No Rights as Employee, Director or Consultant. Nothing in this RSU Agreement shall affect in any manner whatsoever the right or power of the Company, or a Parent or Subsidiary of the Company, to terminate your Service, for any reason, with or without Cause.
17.    Consent to Electronic Delivery and Acceptance of All Plan Documents and Disclosures. By your acceptance of this award of RSUs, you consent to the electronic delivery of the Notice, this RSU Agreement, the Plan, account statements, Plan prospectuses required by the SEC, U.S. financial reports of the Company, and all other documents that the Company is required to deliver to its stockholders (including, without limitation, annual reports and proxy statements) or other communications or information related to the RSUs. Electronic delivery may include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion. You acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost if you contact the Company by telephone, through a postal service or electronic mail at [insert email]. You further acknowledge that you will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, you understand that you must provide on request to the Company or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. You agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. Also, you understand that your consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if you have provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service or electronic mail at [insert email]. Finally, you understand that you are not required to consent to electronic delivery.
18.    Insider Trading Restrictions/Market Abuse Laws. You acknowledge that, depending on your country, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell the Shares or rights to Shares under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in your country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you are advised to speak to your personal advisor on this matter.
19.    Language. If you have received this RSU Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
20.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
21.    Waiver. You acknowledge that a waiver by the Company of breach of any provision of this RSU Agreement shall not operate or be construed as a waiver of any other provision of this RSU Agreement, or of any subsequent breach by you or any other Participant.
22.    Code Section 409A. To the extent applicable, this RSU Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder (“Section 409A”), including without limitation any such regulations or other guidance that may be issued after the Date of Grant. Notwithstanding any other provision of the Plan, the Notice or this RSU Agreement, if at any time the Committee determines that the RSUs (or any portion thereof) may be subject to Section 409A, the Committee shall have the right in its sole discretion (without any obligation to do so or to indemnify you or any other person for failure to do so) to adopt such amendments to the Plan, the Notice or this RSU Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate for the RSUs to be exempt from the application of Section 409A or to comply with the requirements of Section 409A. For purposes of this RSU Agreement, a termination of employment or service will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A. Notwithstanding anything else provided herein, to the extent you are deemed at the time of such termination of employment or service to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the first business day following the expiration of the six-month period measured from your separation from service from the Company or (ii) the date of your death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you including, without limitation, the additional tax for which you would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. Payments pursuant to this section are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
23.    Award Subject to Company Clawback or Recoupment. The RSUs shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or required by law during the term of your employment or other Service that is applicable to executive officers, Employees, Directors or other service providers of the Company, and in addition to any other remedies available under such policy and applicable law may require the cancellation of your RSUs (whether vested or unvested) and the recoupment of any gains realized with respect to your RSUs.
BY ACCEPTING THIS AWARD OF RSUS, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.